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                                     June 3, 1997






                                                                   C 57241-00064
MagneTek, Inc.
26 Century Boulevard
Nashville, TN 37229-0159

    Re:  MAGNETEK, INC. - FORM S-3 REGISTRATION STATEMENT

Ladies and Gentlemen:

    We have acted as counsel for MagneTek, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of 2,500,000 shares of the Company's Common Stock, $0.01 par value (the "Shares") and associated rights, on a Form S-3 Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended. The Shares will be acquired and distributed to the public by Lehman Brothers (the "Underwriters") pursuant to the terms of a Standby Agreement between the Company and the Underwriters relating to the call for redemption of the Company's 8% Convertible Subordinated Notes due 2001 (the "Standby Agreement"), substantially in the form filed as an exhibit to the Registration Statement.

    On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized and (ii) when issued and sold in accordance with the terms of the Registration Statement and the Standby Agreement the Shares will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms part of the Registration Statement.

                                       Very truly yours,



                                       GIBSON, DUNN & CRUTCHER LLP



JB/LYK/FEA